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                                  EXHIBIT 11.2
                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      Three Months Ended           Six Months Ended
                                                            March 31                   March 31
                                                     ---------------------       ---------------------
                                                      1999          1998          1999          1998
                                                     -------       -------       -------       -------
Shares

Weighted average number of common
   shares outstanding ........................        16,820        16,086        16,668        16,039
Additional shares assuming
   conversion of stock options and warrants(1)           359           580           357           552
                                                     -------       -------       -------       -------

Weighted average shares outstanding ..........        17,179        16,666        17,025        16,591
                                                     =======       =======       =======       =======

Net income ...................................       $ 6,504       $ 4,036       $11,427       $ 7,691
                                                     =======       =======       =======       =======

Diluted earnings per share ...................       $  0.38       $  0.24       $  0.67       $  0.46
                                                     =======       =======       =======       =======

(1) The Company's Convertible Subordinated Notes were anti-dilutive for the periods presented.


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